Filed pursuant to Rule 424(b)(3)
Registration No. 333-173712

Prospectus Supplement

(to prospectus dated July 27, 2011)

$241,918,367

BWAY Parent Company, Inc.

Supplement to

Exchange Offer for

10.125%/10.875% Senior PIK Toggle Notes due 2015

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M. NEW YORK CITY TIME,

ON AUGUST 25, 2011, UNLESS EXTENDED

This prospectus supplement relates to the BWAY Parent Company, Inc. (“Parent” or the “issuer”) offer (which is referred to as the “Exchange Offer”) for outstanding 10.125%/10.875% Senior PIK Toggle Notes due 2015, in the aggregate principal amount of $158,382,811 (the “Old Notes”) in exchange for up to $158,382,811 in aggregate principal amount of 10.125%/10.875% Senior PIK Toggle Notes due 2015 which have been registered under the Securities Act (which are referred to, together with the PIK Notes (as defined in the Original Prospectus (as defined below)), as the “Exchange Notes”), upon the terms and subject to the conditions set forth in the prospectus dated July 27, 2011 previously filed with the Securities and Exchange Commission (the “Original Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”).

This prospectus supplement corrects an inconsistency in the Original Prospectus relating to the denominations in which Old Notes may be tendered and exchanged. Except as described herein, all other terms of the Exchange Offer and the Exchange Notes remain the same. Holders who have already tendered their Old Notes pursuant to the Exchange Offer and who have not withdrawn such Old Notes do not need to take further action to receive the Exchange Notes if their Old Notes are accepted for exchange pursuant to the Exchange Offer. Holders who wish to tender but have not done so should follow the instructions in the Original Prospectus (as amended by this prospectus supplement) and Letter of Transmittal (as amended by this prospectus supplement).

Summary

The sentence that reads: “Old Notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.” set forth in the Original Prospectus under the heading “Summary—Summary of the Exchange Offer— Exchange Offer” is hereby amended and replaced in its entirety with the following:

“Old Notes may be exchanged only in denominations of $1 and integral multiples of $1 in excess thereof.”

The sentence that reads “Your outstanding Old Notes must be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof” set forth in the Original Prospectus under the heading “Summary—Summary of the Exchange Offer— Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests” is hereby amended and replaced in its entirety with the following:

“Your outstanding Old Notes must be tendered in denominations of $1 and integral multiples of $1 in excess thereof.”

Exchange Offer

The sentence that reads “However, Old Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof” set forth in the Original Prospectus under the heading “Exchange Offer—Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes” is hereby amended and replaced in its entirety with the following:

“However, Old Notes may be tendered only in denominations of $1 and integral multiples of $1 in excess thereof.”

Letter of Transmittal

The sentence on page 2 of the Letter of Transmittal accompanying the Original Prospectus that reads “Old Notes may be tendered in whole or in part in minimum denominations of U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof” is hereby amended and replaced in its entirety with the following:

“Old Notes may be tendered in whole or in part in minimum denominations of U.S. $1 and integral multiples of U.S. $1 in excess thereof.”

The sentence on page 9 of the Letter of Transmittal accompanying the Original Prospectus that reads “Tenders of Old Notes pursuant to the Exchange Offer will be accepted only in principal amounts of at least U.S. $2,000 and in integral multiples of U.S. $1,000 in excess thereof.” is hereby amended and replaced in its entirety with the following:

“Tenders of Old Notes pursuant to the Exchange Offer will be accepted only in principal amounts of at least U.S. $1 and in integral multiples of U.S. $1 in excess thereof.”

The sentence on page 9 of the Letter of Transmittal accompanying the Original Prospectus that reads “Any untendered portion of an Old Note must be in a principal amount of U.S. $2,000 or in integral multiples of U.S. $1,000 in excess thereof.” is hereby amended and replaced in its entirety with the following:

“Any untendered portion of an Old Note must be in a principal amount of U.S. $1 or in integral multiples of U.S. $1 in excess thereof.”

The date of this prospectus supplement is August 2, 2011.